United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                                 Commission File Number  1-16619
                                                                         -------


                             Kerr-McGee Corporation
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Kerr-McGee Center, Oklahoma City, Oklahoma 73125 (405) 270-1313
         ---------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                 HS Resources, Inc. 401(k) & Profit Sharing Plan
           ----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                      Kerr-McGee Common Stock $1 Par Value
                         Preferred Share Purchase Rights
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
    Rule 12g-4(a)(1)(i)  x                             Rule 12h-3(b)(1)(i)
                        --
    Rule 12g-4(a)(1)(ii)                               Rule 12h-3(b)(1)(ii)
    Rule 12g-4(a)(2)(i)                                Rule 12h-3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)                               Rule 12h-3(b)(2)(ii)
                                                       Rule 15d-6----------

Approximate number of holders of record as of the certification or notice date: 0
     ---

Pursuant to the requirements of the Securities Exchange Act of 1934 Kerr-McGee Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  March 20, 2003                        BY:   (John M. Rauh)
     -----------------                             -----------------------------
                                                   John M. Rauh
                                                   Vice President and Controller